Exhibit 99.1

Supplemental Financial Information

21st Century Oncology, Inc. (21C), a subsidiary of the Company, has payment obligations under the senior secured credit facility, and Senior Notes that are guaranteed by the Company. The Company owns 100% of 21C and certain domestic subsidiaries of 21C, all of which are, directly or indirectly, 100% owned by 21C (the “Subsidiary Guarantors” and, collectively with the Company, the “Guarantors”). Such guarantees are full, unconditional and joint and several. The consolidated joint ventures, foreign subsidiaries and professional corporations of the Company are non-guarantors. The following supplemental financial information sets forth, on an unconsolidated basis, selected balance sheet accounts, revenues and adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) information.

21ST CENTURY ONCOLOGY HOLDINGS, INC.

Supplemental Financial Information

March 31, 2016

	Parent
Selected Balance Sheets Accounts	Issuer &
As of March 31, 2016	Guarantor	Non Guarantor	Eliminations	Consolidated
Assets
Cash	47,774	24,629	—	72,403
Current assets (excluding cash)	143,251	46,055	(10,099)	179,207
Long-term assets	928,664	156,270	(191,069)	893,865
Total Assets	1,119,689	226,954	(201,168)	1,145,475

Liabilities
Current portion of debt	1,090,728	3,338	—	1,094,066
Current liabilities (excluding debt)	163,103	19,524	(7,584)	175,043
Long-term debt, less current portion	29,952	4,055	—	34,007
Long-term liabilities (excluding debt)	144,520	47,427	(82,915)	109,032
Total Liabilities	1,428,303	74,344	(90,499)	1,412,148

	Parent
Selected Income Statement Accounts	Issuer &
For the Three Months Ended March 31, 2016	Guarantor	Non Guarantor	Eliminations	Consolidated

Total Revenues	216,749	67,918	(14,369)	270,298

EBITDA	44,394	8,043	(3,614)	48,823
EBITDA Adjustments:
Intercompany equity investments	(3,614)	—	3,614	—
Net income attributable to noncontrolling interest	—	1,796	—	1,796
Noncontrolling interest cash distributions	—	(214)	—	(214)
Gain on the contribution of a radiation facility to a joint venture	(12,629)	—	—	(12,629)
Fair value adjustment of earn-out liabilities	1	—	—	1
Fair value adjustment of embedded derivatives and other financial instruments	(2,535)	—	—	(2,535)
Other expenses	1,670	33	—	1,703
Non-cash expenses	757	83	—	840
Sale-lease back adjustments	(289)	—	—	(289)
Acquisition-related costs	623	9	—	632
Litigation matters	866	—	—	866
Sub-total	29,244	9,750	—	38,994
Allocated share of Non-Guarantor EBITDA to Guarantor	6,679	(6,679)	—	—
Pro-Forma Adjusted EBITDA	35,923	3,071	—	38,994

21ST CENTURY ONCOLOGY HOLDINGS, INC.

Supplemental Financial Information

March 31, 2015

	Parent
Selected Balance Sheets Accounts	Issuer &
As of December 31, 2015	Guarantor	Non Guarantor	Eliminations	Consolidated
Assets
Cash	48,336	16,875	—	65,211
Current assets (excluding cash)	121,775	44,283	(9,992)	156,066
Long-term assets	895,264	170,023	(182,703)	882,584
Total Assets	1,065,375	231,181	(192,695)	1,103,861

Liabilities
Current portion of debt	1,020,343	3,534	—	1,023,877
Current liabilities (excluding debt)	169,946	28,556	(9,912)	188,590
Long-term debt, less current portion	43,728	5,505	—	49,233
Long-term liabilities (excluding debt)	138,867	44,104	(74,927)	108,044
Total Liabilities	1,372,884	81,699	(84,839)	1,369,744

	Parent
Selected Income Statement Accounts	Issuer &
For the Three Months Ended March 31, 2015	Guarantor	Non Guarantor	Eliminations	Consolidated

Total Revenues	177,383	118,226	(19,976)	275,633

EBITDA	22,678	11,721	(1,314)	33,085
EBITDA Adjustments:
Intercompany equity investments	(1,314)	—	1,314	—
Net income attributable to noncontrolling interest	—	2,259	—	2,259
Noncontrolling interest cash distributions	—	(964)	—	(964)
Fair value adjustment of earn-out liabilities	232	228	—	460
Fair value adjustment of embedded derivatives and other financial instruments	1,693	—	—	1,693
Other expenses	1,884	53	—	1,937
Non-cash expenses	808	203	—	1,011
Sale-lease back adjustments	(449)	—	—	(449)
Acquisition-related costs	1,251	59	—	1,310
Litigation matters	1,941	—	—	1,941
Sub-total	28,724	13,559	—	42,283
Allocated share of Non-Guarantor EBITDA to Guarantor	9,310	(9,310)	—	—
Pro-Forma Adjusted EBITDA	38,034	4,249	—	42,283